Exhibit 10.3
FIRST AMENDMENT AND WAIVER
          FIRST AMENDMENT AND WAIVER (this “Agreement”), dated as of August 29, 2007, by and among RESEARCH PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION, as the sole lender (in such capacity, “Lender”) and as agent under the Credit Agreement (as hereinafter defined) (in such capacity, “Agent”).
W I T N E S S E T H:
          WHEREAS, Borrower, Lender and Agent are parties to a Revolving Credit and Security Agreement dated as of November 1, 2006 (the “Credit Agreement”);
          WHEREAS, Borrower has advised Agent and Lender that it desires to participate in a series of transactions (collectively, the “Transactions”) in which:
          (i) Longxia Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Cross Shore Acquisition Corporation, a Delaware corporation (the “Acquirer”) will first merge with and into Borrower, and promptly thereafter Borrower will merge with and into ReSearch Pharmaceutical Services, LLC, a Delaware limited liability company and also a wholly-owned subsidiary of the Acquirer, with the net result that Borrower will be a Delaware limited liability company known as ReSearch Pharmaceutical Services, LLC and a wholly-owned subsidiary of the Acquirer (such transactions collectively, the “Merger”),
          (ii) prior to or on completion of the Merger, Borrower will pay approximately $2.6 million in dividends to the holders of Borrower’s preferred stock (collectively, the “Preferred Dividends”),
          (iii) prior to or on completion of the Merger, Borrower will pay approximately $4.5 million to Merion Investment Partners L.P. as repayment in full of debt that has been subordinated to the debt owed to the Lender (the “Subordinated Debt Repayment”),
          (iv) The Acquirer will become a guarantor of Borrower’s obligations under the Credit Agreement pursuant to a Guaranty of even date herewith (the “Acquirer Guaranty”) and will pledge its equity interest in Borrower to Agent as additional security for its obligations under the Acquirer Guaranty pursuant to a Pledge Agreement of even date herewith (the “Acquirer Pledge Agreement”, and
          (v) The Acquirer will change its name to ReSearch Pharmaceutical Services, Inc.
          WHEREAS, consummation of the Transactions would breach several of the covenants contained in the Credit Agreement;
          WHEREAS, at the request of Borrower and based on information provided to them by Borrower, Lender and Agent have agreed to consent to the Transactions, and to (i) waive compliance with certain provisions of the Credit Agreement, and (ii) amend the Credit

Agreement to reflect the Transactions, all on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Defined Terms. Unless otherwise defined herein (including in the foregoing recitals), terms defined in the Credit Agreement are used herein as therein defined.
          2. Consent and Waiver. In accordance with Section 15.2(b) of the Credit Agreement:
               (a) Borrower has requested the consent of Agent and Lender to the Merger and the waiver of the limitations of Sections 7.1 and 7.15 in respect thereof and the occurrence of a Change in Control which would result in an Event of Default under Section 10.14 of the Credit Agreement. Agent and Lender hereby consent to the Merger and agree to waive the limitations of Sections 7.1 and 7.15 and any Event of Default under Section 10.14 with respect to the Merger, provided that the Merger is completed by July ___, 2007 on substantially the terms described in Exhibit A hereto.
               (b) Borrower has requested the consent of Agent and Lender to the Preferred Dividend and the waiver of the limitations of Section 7.7 of the Credit Agreement in respect thereof. Agent and Lender hereby consent to the Preferred Dividend and agree to waive the limitations of Sections 7.7 with respect to the Preferred Dividend.
               (c) Borrower has requested the consent of Agent and Lender to the Subordinated Debt Repayment and the waiver of the limitations of Sections 7.17 and 7.21 of the Credit Agreement in respect thereof. Agent and Lender hereby consent to the Subordinated Debt Repayment and agree to waive the limitations of Sections 7.17 and 7.21 with respect to the Subordinated Debt Repayment.
               (d) The foregoing waivers are given solely with respect to the Transactions on a one time basis and shall not be deemed to operate as, or obligate Lender or Agent to grant any, future waiver or modification of the provisions of Sections 7.1, 7.7, 7.15, 7.17, 7.21 or 10.14 or of any other term, condition or Default or Event of Default under the Credit Agreement.
          3. Amendments to Credit Agreement. The Credit Agreement is hereby amended and supplemented as follows:
               (a) The following definitions are hereby added to Section 1.2 of the Credit Agreement:
          “Guarantor” shall mean Cross Shore Acquisition Corporation, a Delaware corporation, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

          “Guarantor Security Agreement” shall mean any agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor.
          “Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.
               (b) The following definitions in Section 1.2 of the Credit Agreement are hereby amended and restated to read in full as follows:
          “Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capitalized Expenditures made during such period minus cash taxes paid during such period, minus cash dividends and distributions paid during such period (excluding the $2.6 million in dividends to the holders of Borrower’s preferred stock on or before July ___, 2007) to (b) all Senior Debt Payments during such period, in each case determined for Borrower and its Subsidiaries on a consolidated basis
          “Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower or Borrower and Guarantor taken as a whole, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
          “Original Owners” shall mean Cross Shore Acquisition Corporation.
          “Other Documents” shall mean the Note, the Questionnaire, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.
               (c) The following definitions in Section 1.2 of the Credit Agreement are hereby deleted:
               “Subordinated Debt Payments”
               “Subordinated Lender”
               “Subordinated Loan”
               “Subordinated Loan Documentation”
               “Subordinated Note”
               “Subordination Agreement”
               (d) Section 2.22(b) of the Credit Agreement is hereby amended and restated to read as follows:
     ”(b) Without limiting the generality of Section 2.22(a) above, neither Borrower, any Guarantor nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.”
               (e) Section 4.15(c) of the Credit Agreement is hereby amended and restated to read as follows:
     ”(c) Location of Borrower. Borrower’s chief executive office is located at 520 Virginia Drive, Fort Washington, Pennsylvania 19034. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.”
               (f) Section 7.8 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; and (iii) Indebtedness due to Borrower pursuant to Section 7.5(c) above.”
               (g) Section 7.15 of the Credit Agreement is hereby amended and restated to read in full as follows:
          “7.15 Amendment of Documents of Formation, By-Laws, Operating Agreement. Amend, modify or waive any term or material provision of any of its documents of formation, by-laws or operating agreement in a manner that would materially impact a Lender or Agent unless required by law or with consent of Agent.”
               (h) Sections 7.21 and 7.22 of the Credit Agreement are hereby deleted.
               (i) Section 9.4 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “9.4 Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.”
               (j) Section 9.5(h) of the Credit Agreement is hereby amended and restated to read as follows:
     ”(h) any other development in the business or affairs of Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower or such Guarantor proposes to take with respect thereto.”
               (k) Section 9.14 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “9.14 Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor.”
               (l) Section 10.2 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “10.2. Breach of Representation. Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;”
               (m) Section 10.5 of the Credit Agreement is hereby amended and restated to read in full as follows:

     “10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower or any Guarantor, and Agent or any Lender, or (ii) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;”
               (n) Section 10.8 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “10.8 Inability to Pay. Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;”
               (o) Section 10.9 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “10.9 Affiliate Bankruptcy. Any Affiliate or any Subsidiary of Borrower or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing.”
               (p) Section 10.10 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “10.10 Material Adverse Effect. Any change in Borrower’s or any Guarantor’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect,”
               (q) Section 10.15 of the Credit Agreement is hereby amended and restated to read in full as follows:
     “10. 15 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Agent or any Lender;”

               (r) The word “or” at the end of Section 10.18 is hereby deleted, the “.” at the end of Section 10.19 is hereby replaced with “; or” and the following new Section 10.20 is hereby added to the Credit Agreement:
     “10.20 Breach of Guaranty. Termination or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement.”
               (s) The first paragraph of Section 14.3 of the Credit Agreement is hereby amended and restated to read as follows:
     “14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.
               (t) The word “or” at the end of Section 15.2(b)(vi) is hereby deleted, the “.” at the end of Section 15.2(b)(vii) is hereby replaced with “; or” and the following new Section 15.2(b)(viii) is hereby added to the Credit Agreement:
     ”(viii) release any Guarantor.”
               (u) Section 15.9(d) of the Credit Agreement is hereby amended and restated to read as follows:
     ”(d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower or any Guarantor or”
               (v) Section 15.11 of the Credit Agreement is hereby amended and restated to read in full as follows:

     “15.11 Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.”
               (w) To reflect the effects of the Transactions, the following Schedules to the Credit Agreement are hereby amended and replaced with the corresponding Schedule attached hereto:
     [Borrower to select which, if any, schedules need amendment]

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 15(c)	Location of Executive Offices
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
          4. Representations and Warranties. Borrower hereby represents and warrants to Lender and Agent that:
               (a) After giving effect to the waivers in Section 2 hereof, there exists no Default or Event of Default under the Credit Agreement as amended hereby;
               (b) After giving effect to the waivers in Section 2 hereof, the representations and warranties made by Borrower in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;
               (c) The execution and delivery of this Agreement by and on behalf of Borrower has been duly authorized by all requisite action on behalf of Borrower, and this Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

               (d) The execution, delivery and performance of this Agreement will not violate any applicable provision of law or judgment, order or regulation of any court or of any public or governmental agency or authority nor conflict with or constitute a breach of or a default under any instrument to which Borrower is a party or by which Borrower or any of its properties is bound; and
               (e) No approval, consent or authorization of, or registration, declaration or filing with, any governmental or public body or authority, or any trustee or holder of any indebtedness, is required in connection with the valid execution, delivery and performance by Borrower of this Agreement, except such as have been obtained.
               (f) Upon consummation of the Transactions ReSearch Pharmaceutical Services, LLC, a Delaware limited liability company and as the successor by merger to Borrower, shall thereupon be the “Borrower” for all purposes under the Credit Agreement and all Other Documents and be liable for all of the Obligations.
          5. Conditions Precedent. The effectiveness of the waivers and amendments set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent:
               (a) Borrower shall have delivered to the Agent the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed by all parties:
                    (i) this Agreement;
                    (ii) copies of the executed merger agreement and all other material documents executed and delivered in connection with the Transactions;
                    (iii) the Acquirer Guaranty and Acquirer Pledge Agreement, in the respective forms attached hereto as Exhibits B and C;
                    (iv) a certificate of the Secretary or Assistant Secretary of Borrower certifying (A) the resolutions of the board of directors of Borrower (1) approving the execution, delivery and performance of this Agreement and (2) authorizing the Transactions, (B) true and correct copies of the certificate or articles of formation and operating agreement of Borrower, and (C) the incumbency and signature of the officers of Borrower executing this Agreement;
                    (v) a certificate of the Secretary or Assistant Secretary of the Acquirer certifying (A) the resolutions of the board of directors of the Acquirer (i) acknowledging the Credit Agreement and this Agreement and (ii) authorizing execution, delivery, and performance of the Acquirer Guaranty (B) true and correct copies of the certificate or articles of incorporation and bylaws of the Acquirer, and (C) the incumbency and signature of the officers of the Acquirer executing the Acquirer Guaranty;

                    (vi) good standing certificates with respect to each of Borrower and the Acquirer issued by the secretary of state of the respective jurisdiction of formation of each such entity as of a date no more than thirty (30) days prior to the date hereof;
                    (vii) opinion of Drinker Biddle & Reath LLP, counsel to Borrower, covering such matters relating to Borrower, this Agreement and the additional documents executed and delivered pursuant hereto as the Agent may reasonably request;
                    (viii) opinion of McDermott Will & Emery LLP, counsel to the Acquirer, covering such matters relating to the Acquirer, the Acquirer Guaranty and the Acquirer Pledge Agreement as the Agent may reasonably request; and
                    (ix) such additional documents, certificates and information as Agent may require pursuant to the terms hereof or otherwise reasonably request.
               (b) The Transactions shall have been consummated as described in Exhibit A hereto and in accordance with the agreements delivered by Borrower pursuant to Section 5(a)(ii) of this Agreement.
               (c) Amendments to the UCC-1 financing statements satisfactory to Agent shall have been filed.
               (d) The representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof and immediately after consummation of the Transactions.
          6. Ratification; References; No Waiver. Except as expressly amended by this Agreement, the Credit Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms. All references in the Credit Agreement to “this Agreement,” “hereof,” “hereto” and “hereunder” shall be deemed to be references to the Credit Agreement as amended hereby, and all references in any of the Other Documents to the Credit Agreement shall be deemed to be to the Credit Agreement as amended hereby. Except as expressly provided in Section 2 hereof, this Agreement does not and shall not be deemed to constitute a waiver by Agent or Lenders of any Default or Event of Default or of any of Agent’s or Lenders’ other rights or remedies.
          7. Release. In consideration of the execution of this Agreement by Agent and Lender, Borrower hereby releases Agent and Lender and their respective officers, attorneys, agents and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that Borrower ever had, now have, or may have against Agent or Lender arising out of or relating to the Credit Agreement or Agent’s or Lender’s acts or omissions with respect thereto occurring prior to the date hereof. Borrower further states that it has carefully read the foregoing release, knows the contents thereof and grants the same as its own free act and deed.

          8.Miscellaneous.
               (a) Expenses. Borrower agrees to pay all of Agent’s reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable fees and expenses of Ballard Spahr Andrews & Ingersoll, LLP.
               (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
               (c) Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of Borrower, Agent and Lender and their respective successors and assigns.
               (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.
               (e) Headings. The headings of any paragraph of this Agreement are for convenience only and shall not be used to interpret any provision hereof.
               (f) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RESEARCH PHARMACEUTICAL SERVICES, INC.
By:	/s/ Daniel M. Perlman
	Name:	Daniel M. Perlman
	Title:	Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent
By:	/s/ Craig T. Sheetz
	Name:	Craig T. Sheetz
	Title:	Vice President